Exhibit 21.1

Global Power Equipment Group Inc.

Annual Report on Form 10-K

Subsidiaries of Global Power Equipment Group Inc.

as of December 31, 2017

Consolidated Subsidiaries	Where Organized
Construction & Maintenance Professionals, LLC	Georgia
Global Power Professional Services Inc.	Delaware
GPEG, LLC	Delaware
Koontz-Wagner Custom Controls Holdings LLC	Indiana
Steam Enterprises LLC	Delaware
Williams Global Services, Inc.	Georgia
Williams Industrial Services, LLC	Georgia
Williams Industrial Services Group, L.L.C.	Delaware
Williams Plant Services, LLC	Georgia
Williams Specialty Services, LLC	Georgia
GPEG C.V.	The Netherlands
Braden Manufacturing SA de CV	Mexico